Exhibit 99.1

King Pharmaceuticals Contact: Jack Howarth, VP, Investor Relations 908- 429-8350 Acura Pharmaceuticals Contact: Peter Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS AND KING PHARMACEUTICALS
ANNOUNCE POSITIVE TOP LINE RESULTS OF A
CLINICAL STUDY ASSESSING RELATIVE ABUSE POTENTIAL

PALATINE, ILLINOIS and BRISTOL, TENNESSEE– March 8, 2010 - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR) and King Pharmaceuticals, Inc. (NYSE: KG) today announced top-line results from Study AP-ADF-114 (“Study 114”) titled "A Randomized, Double-Blind, Placebo- and Active-Controlled Study to Assess the Relative Abuse Potential of Acurox® (oxycodone HCl and niacin) Tablets in Non-Dependent Recreational Opioid Users”.  Study 114 top-line results demonstrate that two different potentially abused excess oral doses of Acurox® Tablets are significantly disliked compared to equivalent excess oral doses of oxycodone HCl tablets alone (without niacin).  All five co-primary endpoints comparing the like/dislike of excess doses of Acurox® Tablets with the like/dislike of excess doses of oxycodone HCl tablets alone (without niacin) each achieved statistical significance (p < 0.0001). Study 114 primary endpoint results are supplemented by multiple independently measured secondary endpoints, all of which achieved statistically significant results (p < 0.05).  The Study 114 design may be reviewed at www.clinicaltrials.gov (from the clinicaltrials.gov home page click on “Search for Clinical Trials” and then enter “Acurox” in the search box).  Acurox® is an investigational new drug product and is not approved for marketing or commercial distribution.

About Acurox®

Acurox® Tablets contain a unique composition of oxycodone HCl, niacin, and essential functional inactive ingredients, and are intended to relieve moderate to severe pain while deterring common methods of prescription drug abuse.  Acura submitted a 505(b)(2) NDA for Acurox® Tablets to the FDA on December 30, 2008 and received a Complete Response Letter on June 30, 2009.  On September 2, 2009 Acura and King met with the FDA and agreed that the data and studies supporting the Acurox® Tablets NDA would be presented to an FDA Advisory Committee.  The timing for this Advisory Committee meeting has not been publicly confirmed by FDA.  Although the FDA stated at the September 2nd meeting that no new clinical trials were required, the Companies conducted Study 114 to provide additional evidence supporting the abuse deterrent potential of Acurox® Tablets.

About Prescription Drug Abuse

The under-treatment of pain is a major public health issue complicated by abuse of prescription opioids. More than 76 million Americans suffer from pain, which is more than the number of people with diabetes, heart disease and cancer combined. While there are a number of prescription pain medications available, the increasing misuse, abuse and diversion of prescription pain medications, especially among young people, is having an impact on physicians’ ability and/or willingness to treat pain using opioid analgesics and is impeding patient access to these medicines and appropriate care. According to the National Institute on Drug Abuse, nearly 10 percent of high school seniors have abused Vicodin®1, a commonly used short acting opioid pain medicine.  The misuse, abuse and diversion of opioid pain medications have become widespread and are increasing, and they pose a costly and significant public health issue.  In 2005, the estimated total cost associated with opioid abuse, including health care, justice, and work-related costs, totaled $9.5 billion2.  The pain relief medicines that Acura is developing with King are designed to help address this problem.

About Aversion® Technology

Opioid pain medicines developed with Aversion® Technology are intended to relieve moderate to severe pain while deterring common methods of prescription drug abuse, including intravenous injection of dissolved tablets, nasal snorting of crushed tablets and intentional swallowing of excess numbers of tablets.  Tablets incorporating Aversion® Technology, when dissolved in water or other common solvents in a volume suitable for intravenous injection, form a gelatinous mixture that increases the difficulty of chemically extracting oxycodone HCl from the tablet matrix and creates a physical impediment to drawing the dissolved drug into a syringe. In addition, products developed using Aversion® Technology are intended to cause irritation to the nasal passages when attempts are made to snort crushed tablets and to cause disliking when excess numbers of tablets are swallowed.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of product candidates intended to provide abuse deterrent features and benefits utilizing our proprietary Aversion® Technology, Impede™ Technology, and other novel technologies.

About King Pharmaceuticals, Inc.

King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly the neuroscience and hospital markets. King’s wholly owned subsidiary, Alpharma Inc., is also a leader in the development, registration, manufacture, and marketing of pharmaceutical products for food-producing animals.

About Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  When used in this press release, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this press release include statements concerning the Companies’ expectations regarding the anticipated Advisory Committee meeting.  Acura Pharmaceuticals, Inc. and King Pharmaceuticals, Inc. disclaim any intent or obligation to update these forward-looking statements, and claim the protection of the Safe Harbor for forward-looking statements contained in the Act.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of each of the Companies’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, each of which is on file with the U.S. Securities and Exchange Commission.

###

EXECUTIVE OFFICES

KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE  37620

ACURA PHARMACEUTICALS, INC.
616 N. NORTH COURT, PALATINE, ILLINOIS  60067

1 Johnston, LD, O’Malley, PM, Bachman, JG, Schulenberg, JE. Secondary School Students. Monitoring the Future: National Survey Results on Drug Use, 1975-2006. Bethesda, MD: National Institute on Drug Abuse; 2007. NIH Publication 07-6205.

2 Birnbaum HG, White AG, Reynolds JL, et al. Estimated Costs of Prescription Opioid Analgesic Abuse in the United States in 2001. Clin J Pain 2006; 22(8).